                                                                    EXHIBIT 99.2

                               BUSINESS LICENCE

                                      OF

                            ENTERPRISE LEGAL PERSON

                                      OF

                        THE PEOPLE'S REPUBLIC OF CHINA



                                    (copy)


              Registration Number: Qi Du Jing Zong Zi No. 010138



This enterprise, upon examination and verification, is registered as a qualified legal person to commence business

                                                                     No. 0652347

Enterprise Name:        (Chinese) [AsiaInfo Technology (China) Inc.]

                        (English) [blank]

Address: 3rd Floor, South Area of Science and Technology Building, No 11, Bai Shi Qiao Road, Haidian District, Beijing, 100081

Enterprise Type:        Wholly Foreign-owned Enterprise

Business Scope:         Development and manufacturing of software for computer
                        network systems; computer network integration systems;
                        equipment and parts for computer network; sales of self-manufactured products; technical service for self-manufactured products.

Registered Capital:     Eight million and five hundred thousand US dollars
                        (US$8,500,000), with eight million and five hundred thousand US dollars (US$8,500,000) actually paid.

Board Chairman:         Yong Yimin

Board Vice Chairman:    none

General Manager:        Yong Yimin

Deputy General Manager: none

Business Term:          from 2 May 1995 to 1 May 2010

Licence Valid Term:     from 2 May 1995 to 1 May 2010


Director: Wang Zhongfu

State Administration of Industry and Commerce

of the People's Republic of China

(Official Seal of SAIC of PRC)

Dated:21 September 1999